Exhibit 99.1

        Span-America Reports Results for Fourth Quarter of Fiscal 2003;
                          Declares Quarterly Dividend

    GREENVILLE, S.C., Oct. 30 /PRNewswire-FirstCall/ -- Span-America Medical Systems, Inc. (Nasdaq: SPAN) today reported its results for the fourth quarter and year ended September 27, 2003.

    The Board also declared a regular quarterly dividend of $0.035 per share to be paid on December 4, 2003, to shareholders of record on November 17, 2003.

    "Fourth quarter sales increased 14% to $12.2 million on the strength of higher sales of pillows and mattress pads to Wal-Mart through our marketing and distribution partner, Louisville Bedding Company," stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. "Gross profit was up 7% to $3.1 million due to higher sales this quarter. Our net income declined 7% to $447,000, or $0.17 per diluted share, compared with $482,000, or $0.18 per diluted share, in the fourth quarter of last year.
Last year's fourth quarter included income of $0.04 per share after taxes from settlement of a patent infringement lawsuit.

    "Growth of custom product sales was offset somewhat by a 1% decline in medical segment sales to $5.47 million due to weak demand related to Medicare funding cuts last fall. We are optimistic about improved medical sales in fiscal 2004 due to the October 1, 2003, increase in Medicare funding and ongoing new product development efforts. In addition, we were certified recently as an ISO 9002 and ISO 13488 supplier for our PressureGuard(R) mattress products and anticipate this certification will provide increased market visibility for our products and improve sales opportunities, particularly in Canada where quality standards continue to rise," continued Mr. Ferguson.


    Fourth Quarter Results


    Fourth quarter sales rose 14% to $12.2 million compared with $10.7 million in fourth quarter last year. The majority of the growth was from custom product segment sales that rose 30% to $6.8 million compared with $5.2 million in the same quarter last year. Sales to Louisville Bedding Company were up substantially due to the new program with Wal-Mart while industrial sales declined by 25% during the fourth quarter due primarily to the timing of orders received from a large industrial customer in fourth quarter of last year.

    Medical segment sales were $5.47 million in the latest quarter compared with $5.53 million in fourth quarter of last year. The 1% decline was due to unusually strong sales in the fourth quarter last year compared with generally softer demand for medical products due to Medicare funding cuts last fall that are affecting sales to the long-term care market. Within the medical segment, Span-America showed growth in patient positioner and Selan(R) product lines, which increased by 10% and 23%, respectively. Sales of seating products were down by 17% due to a one-time sale in the fourth quarter of last year.
Overlay sales declined by 9%, continuing the long-term trend of customers switching from overlays to therapeutic mattresses. Sales of therapeutic mattresses declined by 3% due mainly to slowed spending in the long-term care market as a result of Medicare cuts in late 2002.

    Gross profit increased 7% to $3.1 million from $2.9 million in the fourth quarter last year due to higher sales. "Our margin declined in the latest quarter to 25.2% from 26.8% reflecting higher sales of consumer bedding products that have lower margins than medical segment products," continued Mr. Ferguson. "We made progress during the quarter in improving margins by redesigning two key production processes to reduce labor costs and improve manufacturing efficiencies. We expect to continue to benefit from those changes in the coming year."

    Operating profit for the fourth quarter was down 7% to $505,000 compared with $544,000 in fourth quarter of last year. The decline was attributable primarily to the inclusion of proceeds from settlement of a patent infringement lawsuit in last year's fourth quarter operating profit and a $97,000 increase in marketing, development, and administrative expenses for the Secure I.V. safety catheter product line that we acquired in July last year. Operating profit was also affected by higher administrative expenses in the fourth quarter of this year related to the proposed tender offer and subsequent lawsuit initiated by Jerry Zucker, and higher insurance costs, which were partially offset by increased income on company-owned life insurance policies.

    Non-operating income was down 9% to $145,000 compared with $160,000 in the fourth quarter of last year. The decline was due to lower investment income as a result of lower interest rates and lower marketable securities balances and a loss on disposal of old equipment. Royalty income on the Safety-Lok(TM) syringe product licensed to Becton & Dickinson increased by 3% to $140,000 during the fourth quarter compared with the fourth quarter of 2002. The Safety-Lok(TM) royalty agreement is set to expire in December 2005.


    Year-End Results


    Fiscal 2003 sales increased 24% to $41.6 million compared with $33.5 million in fiscal 2002. Sales in the custom products segment were up 46% in fiscal 2003 to $20.2 million compared with $13.8 million in fiscal 2002. Most of the custom product sales increase was due to higher volumes of pillows and mattress pads sold to Wal-Mart through Louisville Bedding Company in fiscal 2003. Medical segment sales rose 8% to $21.3 million in fiscal 2003 compared with $19.7 million last year. Growth in the medical segment was led by the Company's mattress products, which jumped 24% for the year. Most of the mattress growth came from the Company's PressureGuard(R) APM2(R) and the new PressureGuard Easy Air(R). The Company's Geo-Mattress line of foam mattresses also showed strong growth for the year. In other medical product lines, patient positioners increased by 8%, seating products declined 24% due to a large one-time order in fiscal 2002, overlays declined by 10% and Selan(R) skin care products rose by 6%.

    The Company's gross profit increased by 9% to $11.1 million in fiscal 2003 compared with $10.2 million in fiscal 2002 due to higher sales volume. Gross margin percentage declined to 26.8% in fiscal 2003 from 30.3% last year as a result of a less profitable product mix in the custom products segment and higher foam raw material costs.

    Operating profit for fiscal 2003 declined 16% to $1.4 million from $1.7 million last year. The majority of the decline in operating profit was due to the Company's investment in the Secure I.V. product line, which was acquired in late fiscal 2002. Expenses related to Secure I.V. for marketing, product development, and administration for fiscal 2003 totaled approximately $505,000 before taxes, or $0.13 per share, after taxes. The Company had no sales of the Secure I.V. in fiscal 2003. The decline in operating profit was also due to higher administrative expenses in fiscal 2003. Administrative expenses increased 21%, or $466,000, compared with fiscal 2002. A portion of the increase was the result of proceeds received from a patent infringement lawsuit, which reduced fiscal 2002 administrative expenses as discussed above. In addition, the Company incurred costs of approximately $286,000 in fiscal 2003 for professional fees and other expenses related to the renewal of the Company's shareholder rights plan, which was set to expire in 2003, and the proposed tender offer and subsequent lawsuit by Jerry Zucker.

    Non-operating income declined 15% to $674,000 in fiscal 2003 compared with $796,000 in fiscal 2002. The 2002 results included a one-time gain of $84,000 as a result of common stock received from the demutualization of Prudential Insurance Company. In addition, the Company's investment income declined 15% in fiscal 2003 because of lower interest rates and lower marketable securities balances.

    Earnings for fiscal 2003 declined 16% to $1.40 million, or $0.53 per diluted share, compared with $1.66 million, or $0.64 per diluted share, last year.


    Outlook for Fiscal 2004


    "We believe Span-America is positioned well for growth in fiscal 2004.
We expect continuing growth in sales and earnings in the coming year. The recent increase in Medicare funding should help the long-term care market and fuel additional growth in our medical business. We also expect increased medical sales opportunities in the acute care market next year due to new customer relationships and new products. The custom products segment is expected to continue growing, although at a slower pace than in 2003. In addition, we expect to begin selling the new Secure I.V. safety catheter, which we believe will be a solid contributor to Span-America sales results beginning in fiscal 2004," concluded Mr. Ferguson.


    About Span-America Medical Systems, Inc.


    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The Nasdaq Stock Market's National Market under the symbol SPAN.


    Forward-Looking Statements


    The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company including: (a) the loss of a major distributor of the Company's medical or custom products, (b) inability to achieve anticipated sales volumes of medical or custom products, (c) raw material cost increases, (d) changes in relationships with large customers,
(e) the inability to achieve sales and cost targets for the Secure I.V. product line, (f) the impact of competitive products and pricing, (g) government reimbursement changes in the medical market, (h) FDA regulation of medical device manufacturing, and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.


    Safety-Lok is a trademark of the Becton & Dickinson Company.


                      SPAN-AMERICA MEDICAL SYSTEMS, INC.
                       Statements of Income (Unaudited)


                      3 Months Ended                 12 Months Ended
                   Sep 27,     Sep 28,             Sep 27,      Sep 28,
                    2003        2002      % Chg     2003         2002   % Chg
     Net sales $12,235,100  $10,743,300    14% $41,574,600  $33,535,600   24%
     Cost of goods
      sold       9,147,500    7,866,000    16%  30,440,700   23,360,400   30%
     Gross
      profit     3,087,600    2,877,300     7%  11,133,900   10,175,200    9%
                      25.2%        26.8%              26.8%        30.3%


     Selling and
      marketing
      expenses   1,681,200    1,666,100     1%   6,455,500    5,895,700    9%
     Research and
      development
      expenses     127,900      124,100     3%     556,400      346,100   61%
     General and
      administrative
      expenses     773,500      543,000    42%   2,682,200    2,216,300   21%
                 2,582,600    2,333,200    11%   9,694,100    8,458,100   15%

     Operating
      income       505,000      544,100    -7%   1,439,800    1,717,100  -16%
                       4.1%         5.1%               3.5%         5.1%

     Investment
      income        15,200       22,900   -34%      84,100       99,500  -15%
     Royalty
      income       140,200      135,600     3%     597,700      606,800   -1%
     Other         (10,000)       1,100 -1009%      (7,800)      89,300 -109%
     Total non-operating
      income       145,400      159,600    -9%     674,000      795,600  -15%

     Income before
      income
      taxes        650,400      703,700    -8%   2,113,800    2,512,700  -16%
     Income taxes  203,000      222,000    -9%     715,000      855,000  -16%
     Net income   $447,400     $481,700    -7%  $1,398,800   $1,657,700  -16%
                       3.7%         4.5%               3.4%         4.9%

     Net income per share of common stock:
      Basic       $   0.18     $   0.19    -8%  $     0.55   $     0.66  -16%
      Diluted         0.17         0.18    -9%        0.53         0.64  -17%

     Dividends per
      common
      share       $  0.035     $  0.030    17%  $    0.140   $    0.120   17%

     Weighted average shares
      outstanding
       Basic     2,551,011    2,536,956     1%   2,544,882    2,527,416    1%
       Diluted   2,687,257    2,622,656     2%   2,659,699    2,600,604    2%

     Supplemental Data
      Depreciation
       expense      99,500      112,500   -12%     449,600      411,900    9%
      Amortization
       expense      21,400       14,800    45%      77,200       75,600    2%




                        SPAN-AMERICA MEDICAL SYSTEMS, INC.
                                  Balance Sheets

                                             September 27,      September 28,
                                                  2003               2002
                                               (Unaudited)          (Note)

    Assets
    Current assets:
       Cash and cash equivalents              $  1,811,300      $  1,095,300
       Securities available for sale             4,143,800         5,853,700
       Accounts receivable, net of
        allowances                               5,941,800         4,926,900
       Inventories                               2,539,300         1,958,400
       Prepaid expenses and deferred
        income taxes                               593,000           496,200
    Total current assets                        15,029,200        14,330,500

    Property and equipment, net                  4,817,400         3,631,900
    Cost in excess of fair value of net
     assets acquired, net of accumulated
     amortization                                1,924,100         1,924,100
    Other assets                                 2,219,900         2,019,400
                                              $ 23,990,600      $ 21,905,900

    Liabilities and Shareholders' Equity
    Current liabilities:
       Accounts payable                       $  2,467,500      $  1,703,000
       Accrued and sundry liabilities            1,747,400         1,570,000
    Total current liabilities                    4,214,900         3,273,000

    Deferred income taxes                          321,000           282,000
    Deferred compensation                          929,400           957,300
    Shareholders' equity
       Common stock, no par value,
        20,000,000 shares
        authorized; issued and
        outstanding shares
        2,552,154 (2003) and 2,538,870
       (2002)                                      284,000           196,300
       Additional paid-in capital                   10,000             8,500
       Retained earnings                        18,231,300        17,188,800
    Total shareholders' equity                  18,525,300        17,393,600

                                              $ 23,990,600      $ 21,905,900

    Note: The Balance Sheet at September 28, 2002 has been derived from the audited financial statements at that date.



SOURCE  Span-America Medical Systems, Inc.
    -0-                             10/30/2003
    /CONTACT: James D. Ferguson, President and Chief Executive Officer of Span-America Medical Systems, Inc., +1-864-288-8877, ext. 212/
    (SPAN)

CO:  Span-America Medical Systems, Inc.
ST:  South Carolina
IN:  HEA MTC HOU
SU:  ERN DIV